Exhibit 99.1

                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]

IMMEDIATE RELEASE-
December 4, 2002

     UNITED NATURAL FOODS ANNOUNCES 9% INCREASE IN FIRST QUARTER NET INCOME
                             EXCLUDING SPECIAL ITEMS

                       Earns $0.28 excluding special items

Reports 10.9% sales gain to record $311 million in First Quarter of Fiscal 2003

Dayville, Connecticut - December 4, 2002 -- United Natural Foods, Inc. (Nasdaq:
UNFI) today reported net income of $5.4 million for the first quarter of fiscal 2003, or $0.28 per share on a diluted basis, excluding special items, at the upper end of guidance previously provided by the Company.

Net sales for the first quarter of fiscal 2003 were $311.0 million, an increase of 10.9% from the $280.3 million recorded in the first quarter of fiscal 2002. The increase was primarily due to growth in the independent and mass market distribution channels of approximately 11.8% and 21.4%, respectively. The supernatural distribution channel increased approximately 5.5%. These increases all include sales from the Blooming Prairie division, acquired on October 11, 2002, and Boulder Fruit Express, acquired on November 7, 2001. Sales growth for the quarter, excluding the effect of acquisitions, was 6.5%. Sales growth was also impacted by the transition of the Company's second-largest customer to a new primary distributor. Sales growth excluding acquisitions and the impact of this transition was 16.5%.

Net income for the first quarter of fiscal 2003, excluding the effect of special items, increased 9.0% to $5.4 million, or $0.28 per diluted share, compared to $4.9 million, or $0.26 per diluted share, excluding special items, for the quarter ended October 31, 2001. The special items for the quarter ended October 31, 2002, consisted of a non-cash charge related to the change in fair value of interest rate swaps and related option agreements and certain costs relating to the transition of the Company's second largest customer to a new primary distributor. A special non-cash charge was recorded in the first quarter of fiscal 2002 related to the change in fair value of interest rate swaps and related option agreements. Net income including special items increased 53.1 % to $4.0 million, or $0.21 per diluted share, for the first quarter of 2003 compared to $2.6 million, or $0.14 per diluted share, in the prior year period.

The following table details the amounts and effects of these items:

--------------------------------------------------------------------------------
Quarter Ended October 31, 2002                Pretax                 Per diluted
(in thousands, except per share data)         Income     Net of Tax     share
                                              ------     ----------     -----

Income, excluding special items:              $8,920     $5,352         $0.28

Less: special items
Interest rate swap agreements (change
in value of financial instruments)             1,706      1,023          0.05
Costs related to loss of major customer
(included in operating expenses)                 574        345          0.02

--------------------------------------------------------------------------------
Income, including special items:              $6,640     $3,984         $0.21
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Quarter Ended October 31, 2001                Pretax                 Per diluted
(in thousands, except per share data)         Income     Net of Tax     share

Income, excluding special items:              $8,180     $4,908         $0.26

Less: special items
Interest rate swap agreement (change
in value of financial instruments)             3,787      2,272          0.12
Costs related to relocating distribution
center (included in operating
expenses)                                         57         34            --

--------------------------------------------------------------------------------
Income, including special items:              $4,336     $2,602         $0.14
--------------------------------------------------------------------------------

The non-cash charge from the change in fair value on interest rate swap agreements was caused by unfavorable changes in yield curves during the quarters ended October 31, 2002 and 2001, respectively. The costs related to the transition of the Company's second largest customer to a new primary distributor consisted primarily of severance and expenses related to the transfer of private label inventory.

Comments from Management

Commenting on the first quarter results, Michael Funk, Chief Executive Officer, said, "This is an excellent start to our new fiscal year, continuing on track with executing our business plan and growth objectives. During the quarter we achieved year-over-year double-digit sales growth and a 9% increase in net income. This growth was driven by a strong performance in sales to independent and mass market customers, which increased 11.8% and 21.4%, respectively. Regarding supernatural customers, sales increased 5.5% when compared to the same period last year. Growth in the supernatural channel was 33.8% excluding acquisitions and the effects of the transition of our second largest customer to a new primary distributor. The continued strong demand for our products and programs demonstrates that we are meeting the needs of our customers and we intend to be their leading natural products resource for the long-term."

Mr. Funk added, "Operationally, we continue to pursue internal and external growth strategies focused on expanding our customer base, increasing market share and extending our presence in both existing operating areas and new, under-penetrated markets. Consistent with this strategy we completed the acquisition of Blooming Prairie Cooperative, the largest volume distributor of natural foods in the Midwest and also entered into an agreement to merge with Northeast Cooperatives, a natural foods distributor in the Northeast and Midwest."

The Company believes sales growth for the quarter ending January 31, 2003, will be in the 9 - 12% range, including growth in the mid-teens for the business excluding acquisitions and the effects of the transition of its second largest customer to a new primary distributor. The earnings per diluted share outlook for the quarter ending January 31, 2003 and the fiscal year ending July 31, 2003 is $0.26 - $0.28 and $1.18 - $1.20, respectively, consistent with prior guidance.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on December 4, 2002 to review the Company's quarterly results, market trends and future outlook. The conference call dial-in number is 703-871-3599. The audio webcast will be available, on a listen only basis, via the Internet at www.viavid.com or at the Investor Relations section of the Company's website, www.unfi.com. Please allow extra time for the webcast to visit the site and download any software required to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 30,000 products to more than 10,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

                             Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                         FRB | Weber Shandwick
--------------------------------------------------------------------------------
Todd Weintraub                          Joseph Calabrese
General Information                     Analyst Information (860) 779-2800

                                        Vanessa Schwartz Chief Financial Officer
                                        (212) 445-8434   (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's annual report on Form 10-K filed with the Commission on October 28, 2002, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                               QUARTER ENDED
                                                                 OCTOBER 31,
(In thousands, except per share data)                       2002         2001
                                                          --------     --------

Net sales                                                 $310,993     $280,315

Cost of sales                                              250,157      225,314

                                                          --------     --------
      Gross profit                                          60,836       55,001
                                                          --------     --------

Operating expenses                                          50,843       45,024

Amortization of intangibles                                     38           64

                                                          --------     --------
      Total operating expenses                              50,881       45,088
                                                          --------     --------

      Operating income                                       9,955        9,913
                                                          --------     --------

Other expense (income):
   Interest expense                                          1,847        1,746
   Change in fair value of financial instruments             1,706        3,787
   Other, net                                                 (238)          44

                                                          --------     --------
      Total other expense                                    3,315        5,577
                                                          --------     --------

      Income before income taxes                             6,640        4,336

Income taxes                                                 2,656        1,734

                                                          --------     --------
      Net income                                          $  3,984     $  2,602
                                                          ========     ========

Per share data (basic):

      Net income                                          $   0.21     $   0.14
                                                          ========     ========

Weighted average basic shares of common stock               19,106       18,665
                                                          ========     ========

Per share data (diluted):

      Net income                                          $    0.20     $   0.14
                                                          =========     ========

Weighted average diluted shares of common stock              19,434       19,060
                                                          =========     ========

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                        OCTOBER 31,    JULY 31,
(In thousands)                                             2002          2002
                                                        ---------     ---------
                                                        (UNAUDITED)    (AUDITED)
ASSETS
Current assets:
  Cash                                                   $  4,399      $ 11,184
  Accounts receivable, net                                 86,418        84,303
  Notes receivable, trade                                     474           513
  Inventories                                             150,386       131,932
  Prepaid expenses                                          6,144         4,493
  Deferred income taxes                                     4,612         4,612
  Refundable income taxes                                      --            58
                                                         --------      --------
    Total current assets                                  252,433       237,095
Property & equipment, net                                  92,415        82,702

Other assets:
  Notes receivable, trade, net                              1,365           956
  Goodwill, net                                            45,049        31,399
  Covenants not to compete, net                               221           248
  Deferred taxes                                              800           800
  Other, net                                                1,453         1,257
                                                         --------      --------
    Total assets                                         $393,736      $354,457
                                                         ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable - line of credit                         $118,186      $106,109
  Current installments of long-term debt                    1,593         1,658
  Current installment of obligations under
    capital leases                                            783         1,037
  Accounts payable                                         67,566        52,789
  Accrued expenses                                         20,105        18,185
  Financial instruments                                     7,326         5,620
  Income taxes payable                                      1,838            --
                                                         --------      --------
    Total current liabilities                             217,397       185,398

Long-term debt, excluding current installments             10,867         7,677
Obligations under capital leases, excluding
  current installments                                        936           995
Deferred revenue                                              120            --
                                                         --------      --------
  Total liabilities                                       229,320       194,070
                                                         --------      --------

Stockholders' equity:
Preferred stock, $.01 par value, authorized
  5,000 shares; none issued and outstanding
Common stock, $.01 par value, authorized
  50,000 shares; issued and outstanding
  19,110 at October 31, 2002; issued and
  outstanding 19,106 at July 31, 2002                         191           191
  Additional paid-in capital                               79,716        79,711
  Unallocated shares of ESOP                               (2,054)       (2,094)
  Retained earnings                                        86,563        82,579
                                                         --------      --------
    Total stockholders' equity                            164,416       160,387
                                                         --------      --------
Total liabilities and stockholders' equity               $393,736      $354,457
                                                         ========      ========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         QUARTER ENDED
                                                                          OCTOBER 31,
(In thousands)                                                          2002        2001
                                                                        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $  3,984    $  2,602
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                                      2,370       1,814
    Change in fair value of financial instruments                      1,706       3,787
    Gain (loss) on disposals of property & equipment                       9          (3)
    Deferred income tax benefit                                           --        (287)
    Provision for doubtful accounts                                    1,060         513
    Changes in assets and liabilities, net of acquired companies:
    Accounts receivable                                                 (227)     (9,487)
    Inventory                                                         (4,111)    (14,208)
    Prepaid expenses                                                  (1,404)       (643)
    Refundable income taxes                                               57         366
    Other assets                                                         758        (727)
    Notes receivable, trade                                               95         141
    Accounts payable                                                   9,304      19,532
    Accrued expenses                                                     750       6,038
    Income taxes payable                                               1,805       2,006
                                                                    --------------------
    Net cash provided by operating activities                         16,156      11,444
                                                                    --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of acquired businesses, net of cash acquired             (29,960)         --
  Proceeds from disposals of property and equipment                       33          16
  Capital expenditures                                                (4,313)     (4,360)
                                                                    --------------------
    Net cash used in investing activities                            (34,240)     (4,344)
                                                                    --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under note payable                                   12,077      12,184
  Repayments on long-term debt                                          (470)    (20,188)
  Principal payments of capital lease obligations                       (312)       (299)
  Proceeds from exercise of stock options                                  4         119
                                                                    --------------------

    Net cash provided by (used in) financing activities               11,299      (8,184)
                                                                    --------------------

NET DECREASE IN CASH                                                  (6,785)     (1,084)
Cash at beginning of period                                           11,184       6,393
                                                                    --------------------
Cash at end of period                                               $  4,399    $  5,309
                                                                    ====================

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                                        $  1,823    $  1,629
                                                                    ====================
    Income taxes, net of refunds                                    $    819    $    196
                                                                    ====================

In 2002 and 2001 the Company incurred $0 and $628, respectively, of capital lease obligations.